EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form SB-2) and related Prospectus of Advance Nanotech, Inc. for the registration of 26,305,374 shares of its common stock and to the incorporation therein of our report dated May 2, 2005, with respect to the consolidated financial statements of Advance Nanotech, Inc., included in its Annual Report (Form 10-KSB) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.



/s/ Hall & Company
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Hall & Company
Irvine, California
October 28, 2005